Exhibit 10.20

BLACK CREEK INDUSTRIAL REIT IV INC.
STOCK GRANT AGREEMENT
FOR
[Insert name of Recipient]
1.Award of Stock. The Administrator hereby grants, as of __________ (the “Date of Grant”), to __________________ (the “Participant”), ________ Shares of the Common Stock of Black Creek Industrial REIT IV, Inc. (collectively the “Stock”). The Stock shall be subject to the terms, provisions and restrictions set forth in this Stock Grant Agreement (the “Agreement”) and the Company’s Equity Incentive Plan, as it may be amended from time to time (the “Plan”), which is incorporated herein for all purposes. As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions herein and in the Plan. You must immediately return an executed copy of this Agreement to the Company; if you fail to do so, the Stock grant award may be rendered null and void in the Company’s discretion. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.
2.    Vesting of Stock.
The Shares of Stock shall be fully vested on the Date of Grant.
3.    Delivery of Stock.
(a)    Issuance of Stock Certificates. One or more stock certificates evidencing the Shares of Stock shall be issued in the name of the Participant, which shall be distributed by the records administrator of the Company as soon as administratively practicable after the Date of Grant.
(b)    Issuance Without Certificates. If the Shares of Stock are issued without certificates, then the Company shall promptly take such action as shall be necessary or appropriate to reflect on the Company’s books and records (and on the books and records of the transfer agent for the Company’s Shares), the Participant’s ownership of the Shares of Stock subject to the terms and conditions of this Agreement.
4.    Forfeiture of Stock. Notwithstanding any other provision of this Agreement to the contrary, the Participant’s Shares of Stock will be immediately forfeited under the following circumstances:
(a)    Cause. All of Participant’s Shares of Stock shall be forfeited immediately and without compensation if the Participant is removed as a director of the Company for Cause.
(b)    Confidentiality. All of the Participant’s Shares of Stock shall be forfeited immediately and without compensation if the Participant discloses any Confidential Information (as defined below) in violation of this subsection. Participant acknowledges that during Participant’s service as a director of the Company, and as a result of the confidential relationship with the Company, Participant has access to and will receive Confidential Information, including but not limited to Trade Secrets (as defined below) and that the Confidential Information, including, but not limited to, Trade Secrets is a highly valuable asset of the Company and provides a competitive advantage. Accordingly, during Participant’s service as a director of the Company and following the termination of such service regardless of the reason, Participant shall retain in strict confidence and shall not use or retain for the benefit of Participant or any third party or for any purpose whatsoever or divulge, disseminate or disclose to any third party (other than in the furtherance of the business purposes of the Company or any Plan Related Party) all Confidential Information, including Trade Secrets. As used herein, “Confidential Information” means:
(i)    trade secrets, defined as including but not limited to information concerning the business and affairs of the Company or any Plan Related Party (“Trade Secrets”), including, without limitation, any of the information described below in subparagraphs (ii), (iii) and (iv) ;
(ii)    confidential data, know-how, current and planned research and development, current and planned methods and processes, customer and key contact lists, investor lists, marketing strategies or studies, slide presentations, selling group lists, employee information, market studies, business plans, computer software and programs, systems, structures and architectures, and any other confidential information, however documented, belonging to Company or any Plan Related Party;
(iii)    information that is not widely and publicly known concerning the business and affairs of the Company or any Plan Related Party (including, without limitation, historical financial statements, financial projections, budgets and plans, market studies, selling group lists, the names, contact information and backgrounds of personnel, and personnel training techniques and materials), however documented; and
(iv)    notes, analyses, compilations, studies, summaries, computer files and disks, and other material containing or based, in whole or in part, on any information included in the foregoing.
Participant acknowledges that the unauthorized use and disclosure of such Confidential Information could have an adverse effect on the Company and the Plan Related Parties and their respective businesses; and the provisions of this Section 4(b) on confidentiality are reasonable and necessary to prevent such use or disclosure of Confidential Information. Participant’s obligations of confidentiality hereunder do not apply to any Confidential Information which: (A) Participant can demonstrate has become widely and publicly known through no fault of Participant or of anyone known by Participant to be in breach of a confidentiality obligation to the Company or a Plan Related Party, or (B) is required to be disclosed by law (provided that Participant gives Company advance notice of such prospective disclosure and the opportunity to seek a protective order or similar relief).

Upon the termination of Participant’s service as a director of the Company, or upon Company’s reasonable request, Participant shall immediately deliver to Company or its designee (and shall not keep in Participant’s possession or deliver to any other person or entity) all Confidential Information and all other Company or Plan Related Party property in Participant’s possession or control. Participant understands and agrees that compliance with this Section 4(b) may require that data be deleted from Participant’s personal computer equipment, and accordingly, upon Company request, Participant will delete such Confidential Information from Participant’s personal computer following such termination and certify in writing to Company that such Confidential Information has been deleted from his or her personal computer (and any other electronic location) and cannot be recovered.
Nothing in this section shall preclude the reporting of any alleged misconduct or the giving of truthful testimony under oath or the making of truthful statements to government agency or self-regulatory body. Further, nothing in this section requires the prior authorization of the Company to make any such statements, reports or disclosures or requires any notification to the Company that any such statements, reports or disclosures have been made.
(c)    Forfeiture of Shares of Stock That Have Been Sold. If the Participant forfeits any Shares of Stock that the Participant has previously sold, assigned, exchanged, pledged, or otherwise transferred so as to be unable to comply with the Company’s written demand to forfeit such Shares of Stock, the Company, in its sole and absolute discretion, may require that Participant pay to the Company, within 30 days of the Company’s written notice demanding such payment, an amount equal to the aggregate Fair Market Value, determined on the Date of Grant, of any Shares of Stock that the Participant is unable to deliver to the Company.
(d)    Compliance with Law. If necessary to satisfy any law, regulation, rule or administrative decision with respect to the Company’s or any Plan Related Party’s ongoing operations, including any ongoing offering of Common Stock, the Company shall have authority to cause the forfeiture of any Shares of Stock and replace any such forfeited Shares of Stock with a form of compensation that is, as close as reasonably practicable as determined in the Administrator’s discretion, economically equivalent as of the date of such replacement or modification. This subsection 4(d) shall not apply with respect to any Shares of Stock that the Participant has previously sold, assigned, exchanged, pledged, or otherwise transferred in compliance with this Agreement, so as to be unable to comply with the Company’s written demand to forfeit such Shares of Stock.
5.    Enforcement.
(a)    The Participant acknowledges and agrees that his or her obligations of confidentiality set forth in Section 4(b) are independent covenants and agreements and can be enforced by the Company or any Plan Related Party separate and apart from this Agreement, and are a condition precedent to this Agreement. Therefore, in addition to any other provision or remedy set forth in this Agreement, the Company or any Plan Related Party shall be entitled to all remedies at law and equity resulting from breach of the obligations of confidentiality set forth in Section 4(b) and such remedies shall be cumulative with all provisions of this Agreement.

(b)    The Participant acknowledges and agrees that the injury that would be suffered by the Company or Affiliates as a result of disclosure in violation of Section 4(b) would be irreparable and that an award of monetary damages to the Company or its Affiliates for such a breach would be an inadequate remedy. Consequently, the forfeiture of Shares of Stock is fair and reasonable under the circumstances.
(c)    If any provision of Section 4 is held to be unreasonable, arbitrary, or against public policy, such covenant and corresponding forfeiture will be considered to be divisible, including with respect to scope, time, geographic area and number of Shares of Stock to be forfeited, and such lesser scope, time, geographic area or number of Shares of Stock, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Participant to the maximum extent permitted by applicable law.
6.    Rights with Respect to Stock.
(a)    General. Except as otherwise provided in this Agreement, the Participant shall have, with respect to all of the Shares of Stock, all of the rights of a holder of Shares of Common Stock of the Company, including without limitation (i) the right to vote such Shares of Stock, (ii) the right to receive dividends, if any, as may be declared on the Shares of Stock from time to time, and (iii) the rights available to all holders of Shares upon any merger, consolidation, reorganization, liquidation or dissolution, stock split‑up, stock dividend or recapitalization undertaken by the Company; provided, however, that all of such rights shall be subject to the terms, provisions, conditions and restrictions set forth in this Agreement (including without limitation conditions under which all such rights shall be forfeited). Any cash dividends (or dividends paid in the form of property other than Shares) paid with respect to any Shares of Stock shall be paid at the same time as those dividends are paid by the Company to other holders of Shares (reduced by any applicable federal, state, local or foreign withholding taxes thereon). Any Shares issued to the Participant as a dividend with respect to Shares of Stock shall have the same status as the Shares of Stock. The Shares of Stock awarded pursuant to this Agreement shall not be eligible for redemption under the Company’s Share Redemption Program, effective as of November 1, 2017, and as may be further amended.
(b)    Adjustments to Shares. If at any time while this Agreement is in effect there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Board or the Administrator shall make any adjustments it deems fair and appropriate, in view of such change, in the number of Shares of Stock then subject to this Agreement. If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.
(c)    No Restrictions on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Shares of Stock awarded hereunder, shall not affect in any manner the right, power or authority of the Company to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company; (iii) any offer, issue or sale by the Company of any capital stock of the Company, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares of Stock and/or that would include, have or possess other rights, benefits and/or preferences superior to those that the Shares of Stock includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company; (vi) any dividend or other distribution of cash, Shares or other property by the Company; or (vii) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).
7.    Transferability. The Shares of Stock are transferable. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.
8.    Tax Matters. The tax consequences to the Participant (including without limitation federal, state, local and foreign income tax consequences) with respect to the Shares of Stock (including without limitation the grant and/or forfeiture thereof) are the sole responsibility of the Participant. The Participant shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters, and the Participant’s filing and payment (or tax liability) obligations.
9.    Amendment, Modification & Assignment; Non-Transferability.
(a)    The Plan may be wholly or partially amended or otherwise modified, suspended, or terminated in accordance with its terms.
(b)    This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Participant’s rights hereunder) may not be assigned, and the obligations of Participant hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Participant and his heirs and legal representatives and on the successors and assigns of the Company.
10.    Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.
11.    Miscellaneous.
(a)    No Right to (Continued) Service as a Director. This Agreement and the grant of Shares of Stock hereunder shall not shall confer, or be construed to confer, upon the Participant any right to service as a director, or continued service as a director, of the Company.
(b)    No Limit on Other Compensation Arrangements. Nothing contained in this Agreement shall preclude the Company from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.
(c)    Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Shares of Stock hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).
(d)    No Trust or Fund Created. Neither this Agreement nor the grant of Shares of Stock hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Participant or any other person. To the extent that the Participant or any other person acquires a right to receive payments from the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.
(e)    Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland (without reference to the conflict of laws rules or principles thereof).
(f)    Interpretation. The Participant accepts the Shares of Stock subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement or the Plan.
(g)    Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.
(h)    Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Chief

Financial Officer at 518 17th Street, 17th Floor, Denver, CO 80202, or if the Company should move its principal office, to such principal office, and, in the case of the Participant, to the Participant’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.
(i)    Section 409A.
(a)    It is intended that the Stock awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that the Agreement does not provide for a deferral of compensation and accordingly that the Agreement does not constitute a nonqualified deferred compensation plan within the meaning of Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with that intention.
(b)    Notwithstanding the foregoing, the Company does not make any representation to the Participant or any beneficiary of the Participant that the Shares of Stock awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary of the Participant for any tax, additional tax, interest or penalties that the Participant or any beneficiary of the Participant may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.
(j)    Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.
(k)    Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.
(l)    Arbitration. To the extent that a dispute arises between the parties under this Agreement, the parties agree to attempt to settle such dispute through non-binding mediation to be held for a maximum of one day administered by the Judicial Arbiter Group (“JAG”), before a mutually-agreed representative of JAG, in accordance with its commercial mediation rules then in effect. If such dispute cannot be resolved through mediation, it shall be resolved by binding arbitration before a panel of three arbitrators of JAG (selected by the JAG mediator) under the commercial arbitration rules then in effect. Each party shall bear its own legal, accounting and other similar fees incurred in connection with such arbitration; provided that (a) the losing party shall bear the costs of such arbitration and (b) the arbitrators shall award legal fees to the prevailing party in such dispute. Such arbitration and determination shall be final and binding on the parties and judgment may be entered upon such determination in any court having jurisdiction thereof (and such judgment enforced, if necessary, through judicial proceedings). It is understood and agreed that the arbitrators shall be specifically empowered to designate and award any remedy available at law or in equity, including specific performance. The parties agree that any such mediation or arbitration shall be conducted in Denver, Colorado. This arbitration provision is in no way intended to reduce or modify the sole and absolute discretion afforded to the Administrator under the Plan.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

BLACK CREEK INDUSTRIAL REIT IV INC.

By:
Name: Thomas G. McGonagle
Title: Managing Director, Chief Financial Officer

Agreed and Accepted:
PARTICIPANT:
By:    __________________________________
[Insert name of Participant]